EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Yahoo! Reports Second Quarter 2002 Financial Results

Yahoo! Delivers Year over Year Growth and GAAP Net Income

 Revenue of $226 Million and EBITDA of $36 Million

SUNNYVALE, Calif. — July 10, 2002 — Yahoo! Inc. (Nasdaq: YHOO) today reported results for the second quarter ended June 30, 2002.   Net revenues for the second quarter totaled $225.8 million, a 24 percent increase over the $182.2 million reported in the same period last year.  EBITDA (earnings before interest, taxes, depreciation, amortization and stock compensation expense) was $36.1 million, compared to an EBITDA loss of $38.0 million for the same period last year, which included $45.5 million of restructuring and acquisition-related costs.

Net income on a GAAP (Generally Accepted Accounting Principles) basis for the second quarter of 2002 was $21.4 million or $0.03 per diluted share, compared with a net loss of $48.5 million or $0.09 per diluted share for the same period last year.

Net revenues for the six months ended June 30, 2002 totaled $418.5 million, a 15 percent increase over the $362.4 million reported in the same period last year.  EBITDA was $60.5 million, compared with an EBITDA loss of $37.1 million for the same period last year.  Income on a GAAP basis, before the cumulative effect of the accounting change for the implementation of Financial Accounting Standard 142, was $31.9 million or $0.05 per diluted share compared to a net loss of $60.0 million or $0.11 per diluted share for the same period last year. The cumulative effect of the accounting change resulted in a one-time goodwill impairment charge of $64.1 million in the first quarter of 2002. Net loss on a GAAP basis for the six months ended June 30, 2002, including this one-time charge, was $32.3 million or $0.05 per diluted share.

“Yahoo! has maintained an intense focus on achieving its strategic goals and executing against its business plan.  We are very pleased that our efforts have resulted in both strong top-line and EBITDA growth this quarter despite a tough overall economic environment,” said Terry Semel, chairman and chief executive officer, Yahoo! Inc.  “As we execute against our business plan, we expect to continue to deliver strong results and profitable growth through the remainder of the year.”

Second Quarter 2002 Financial Highlights

Revenues:  In the second quarter of 2002, Yahoo! reported net revenues of $225.8 million, a 24 percent increase from the same period last year.

Marketing Services revenues totaled $135.7 million, a four percent decrease from the same period last year, which primarily results from a decrease in renewals of previous advertising arrangements from Internet companies, partially offset by an increase in revenues from small-to-medium sized companies realized through Yahoo!’s sponsored search services and inside sales organization.

Fees and Listings revenues totaled $74.1 million, a 109 percent increase compared to the same period last year.  This increase was primarily driven by the HotJobs acquisition in the first quarter of 2002, the monetization of Yahoo! Personals, as well as an increase in the number of paying customers for Yahoo!’s other fee- and listings-based services.

Transactions revenues totaled $16.0 million, a 179 percent increase compared to the same period last year. This increase was driven primarily by increased commerce transactions enabled on the Yahoo! network and a shift in some marketing service and fee-based arrangements towards performance-based agreements.

United States revenues for the quarter totaled $187.5 million, a 26 percent increase compared to the same period last year.  International revenues were $38.3 million, a 16 percent increase compared to the same period last year.  For the second quarter, international revenues represented 17 percent of total revenues, compared to 18 percent for the same period last year.

EBITDA:  In the second quarter of 2002, Yahoo! reported EBITDA of $36.1 million or 16 percent of net revenues, versus the $38.0 million EBITDA loss reported for the same period last year.  Excluding the $45.5 million of restructuring and acquisition-related costs recorded in the second quarter of 2001, EBITDA for that period would have been $7.5 million, or four percent of net revenues.  The favorable comparison to the same period last year is primarily the result of the 24 percent revenue increase as described above. Recurring costs and expenses included in EBITDA increased only nine percent, which included a full quarter of HotJobs operating costs, partially offset by cost savings from Yahoo!’s 2001 restructuring programs and reduced discretionary spending.

United States EBITDA for the quarter was $39.7 million, or 21 percent of United States net revenues, which compares favorably to the $27.7 million EBITDA loss reported for the same period last year.

International EBITDA loss for the quarter was $3.6 million, a $6.7 million, or 65 percent reduction from the EBITDA loss reported for the same period last year.

Depreciation and Amortization:  Depreciation expense for the second quarter of 2002 was $21.5 million, a $4.8 million increase compared to the same period last year primarily resulting from the HotJobs acquisition.

Amortization expense for the second quarter 2002 was $6.0 million, a $9.6 million reduction from the same period last year, primarily resulting from the discontinuance of goodwill amortization in accordance with the adoption of Financial Accounting Standard 142.

Other income, net:  In the second quarter of 2002, Yahoo! reported other income, net of $29.2 million, which compares favorably with the $26.5 million recorded in the same period last year.  Included in these reported amounts for the second quarter of 2002 and 2001 were investment gains, net of $4.9 million and $3.0 million, respectively.  In addition to the higher net investment gains, the $2.7 million increase compared to the same period last year was primarily the result of greater earnings from Yahoo!’s unconsolidated equity interests as well as foreign exchange gains, partially offset by a decrease in interest income related to a smaller average investment balance this quarter and a decline in interest rates as compared to the same period last year.

Provision for income taxes: Yahoo! reported a provision for income taxes of $15.5 million in the second quarter of 2002, reflecting a 42 percent effective tax rate.  The effective tax rate differs from the statutory federal rate this quarter principally due to foreign losses, for which no tax benefit is provided, and tax accounting differences associated with certain investments.

Business Outlook

“As we complete the first half of 2002, we are pleased with our report card. Yahoo!’s continued evolution to a more robust and sustainable business model is supported by strategic focus and financial discipline. We continue to seek new ways to provide deeper value to our vast consumer base, and we are also attempting to build greater revenue, margins, and returns from that core asset,” said Susan Decker, chief financial officer, Yahoo! Inc. “As we measure our progress, we will continue to focus on expanding revenues per user and growing revenue per employee, both important metrics which support our key objective to maximize free cash flow.”

The following information is based on current information as of July 10, 2002.

Yahoo! expects revenues for the third quarter 2002 to be between $225 and $250 million, and to be between $900 and $940 million for the full year 2002.  EBITDA (earnings before interest, taxes, depreciation, amortization and stock compensation expense) is expected to be between $38 and $48 million for the third quarter 2002 and to be between $140 and $165 million for the full year 2002.

Capital expenditures are expected to be between $10 and $15 million for the third quarter 2002, and to be between $40 and $50 million for the full year 2002.  Depreciation expense is expected to be between $22 and $24 million for the third quarter 2002 and to be between $85 and $90 million for the full year 2002.

Yahoo!’s business outlook as of today will be available on the Company’s Investor Relations Web site throughout the current quarter. It is currently expected the full business outlook will not be updated until the release of Yahoo!’s next quarterly earnings announcement; however, Yahoo! may update the full business outlook or any portion thereof at any time for any reason.

Leading Internet Brand and Global Audience

Yahoo!’s brand leadership and broad audience support the Company’s leadership position and success in efforts to build deeper relationships with consumers. Yahoo! is the No.1 Internet brand in the United States, according to Brand Asset Valuator® (Young and Rubicam, May 2002), reflecting the fact that consumers prefer Yahoo! over any other brand on the Internet, and providing a strong basis for increasing consumer loyalty and usage.

During the quarter, Nielsen//NetRatings (May 2002) ranked Yahoo!’s global network the world’s most trafficked Internet destination for the 24th consecutive month, based on unique audience, total time spent, reach, and total page views. In addition, Yahoo! was recognized as the most trafficked Internet brand in the United States, with the greatest breadth of usage, having 20 Yahoo! properties ranked among the top three in their respective vertical categories.

Yahoo!’s global audience was approximately 238 million unique users (including 42 million reported by Yahoo! Japan) in June 2002 compared to approximately 200 million (including 28 million reported by Yahoo! Japan) in June 2001. In addition, approximately 83 million active registered users, excluding Yahoo! Japan, logged onto Yahoo’s global network during June 2002, compared to approximately 61 million in June 2001.

“The brand strength is the basis for our users’ loyalty, high usage levels, and preference of Yahoo! over any other Internet destination worldwide. We are methodically taking steps to improve the consumer experience on Yahoo! while driving deeper relationships with them. By doing so, we hope to improve the quality of the traffic across the network in order to better monetize our opportunity,” said Semel.

Quarterly Conference Call

Yahoo! will host a conference call to discuss second quarter results at 5:00 p.m. Eastern Time today.  A live Webcast of the conference call and related financial information can be accessed through the “What’s New” area of the company’s Investor Relations Web site at  http://docs.yahoo.com/info/investor/. In addition, an archive of the call can be accessed through the “Conference Calls” area at the same site.  A replay will be available for 48 hours following the conference call by calling 800-633-8284, reservation number: 20087966.

About Yahoo!

Yahoo! Inc. is a leading provider of comprehensive online products and services to consumers and businesses worldwide. Yahoo! is the No. 1 Internet brand globally and the most trafficked Internet destination worldwide. Headquartered in Sunnyvale, Calif., Yahoo!’s global network includes 25 World properties and is available in 13 languages.

This press release and its attachments contain forward-looking statements that involve risks and uncertainties concerning Yahoo!’s expected financial performance (as described without limitation in the Business Outlook section and quotations from management in this press release), as well as Yahoo!’s strategic and operational plans.  Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance.  The potential risks and uncertainties include, among others, the slower spending environment for advertising sales; the actual increases in demand by customers for Yahoo!’s premium and corporate services; general economic conditions; risks related to the integration of recent acquisitions; the ability to adjust to changes in personnel, including management changes; and the dependence on third parties for technology, content and distribution.  All information set forth in this release and its attachments is as of July 10, 2002, and Yahoo! undertakes no duty to update this information.  More information about potential factors that could affect the Company’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2001 and Quarterly Report on Form 10-Q for the three-month  period ended March 31, 2002,  including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.  Additional information will also be set forth in those sections in Yahoo!’s Quarterly Report on Form 10-Q for the three-month period ended June 30, 2002, which will be filed with the SEC in the near future.

# # #

Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of

Yahoo! Inc.  All other names are trademarks and/or registered trademarks of their respective owners.

Media Relations Contacts:

Diana Lee, Yahoo! Inc., (408) 349-6501, dianalee@yahoo-inc.com

Nicole Waddell, Fleishman-Hillard, (415) 356-1037, waddelln@fleishman.com

Investor Relations Contact:

Cathy La Rocca, Yahoo! Inc., (408) 349-5188, cathy@yahoo-inc.com

Yahoo! Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2002	2001	2002	2001
Net revenues	$225,792	$182,165	$418,457	$362,380

Costs and expenses:
Cost of revenues	41,708	40,559	79,529	79,102
Sales and marketing	109,601	99,809	205,283	206,607
Product development	34,687	31,123	66,970	61,570
General and administrative	25,207	19,840	47,218	38,723
Stock compensation expense	1,119	3,642	6,740	7,057
Amortization of intangibles	5,952	15,576	9,374	30,473
Restructuring costs	—	40,700	—	40,700
Acquisition-related costs	—	4,750	—	4,750
Total costs and expenses	218,274	255,999	415,114	468,982

Income (loss) from operations	7,518	(73,834)	3,343	(106,602)

Other income, net	29,228	26,490	51,897	49,766
Minority interests in operations of consolidated subsidiaries	139	233	351	462

Income (loss) before income taxes and cumulative effect of accounting change	36,885	(47,111)	55,591	(56,374)

Provision for income taxes	15,491	1,413	23,722	3,636

Income (loss) before cumulative effect of accounting change	21,394	(48,524)	31,869	(60,010)

Cumulative effect of accounting change	—	—	(64,120)	—

Net income (loss)	$21,394	$(48,524)	$(32,251)	$(60,010)

Net income (loss) per share—diluted:
Income (loss) before cumulative effect of accounting change	$0.03	$(0.09)	$0.05	$(0.11)

Cumulative effect of accounting change	—	—	(0.10)	—

Net income (loss) per share—diluted	$0.03	$(0.09)	$(0.05)	$(0.11)

Shares used in per share calculation—diluted (1)	615,542	569,768	612,781	567,608

(1)         Diluted net loss per share for the three and six months ended June 30, 2001 is computed excluding common share equivalents of 26,603 and 28,848 shares, respectively, as their effect is anti-dilutive.

Supplemental Financial Data (2)
EBITDA	$36,113	$(37,950)	$60,514	$(37,092)

After tax cash earnings	$49,989	$(10,854)	$89,040	$13,072

Free cash flow	$64,008	$(27,789)	$102,302	$(13,828)

After tax cash earnings per share—diluted (3)	$0.08	$(0.02)	$0.15	$0.02

(2)           In order to fully assess the Company’s financial operating results, management believes that EBITDA, After tax cash earnings, and Free cash flow are appropriate measures of the operating performance of the Company.  However, this supplementary financial data should be considered in addition to, not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with generally accepted accounting principles.

(3)           For the six months ended June 30, 2001 shares used in the After tax cash earnings per share—diluted were 596,455.

Yahoo! Inc.

Notes to Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,

	2002	2001	2002	2001
Net revenues for groups of similar services:
Marketing services	$135,696	$140,919	$256,691	$282,879
Fees and listings	74,082	35,510	129,072	68,746
Transactions	16,014	5,736	32,694	10,755
Total net revenues	$225,792	$182,165	$418,457	$362,380

Net revenues by segment:
United States	$187,465	$149,111	$354,077	$296,085
International	38,327	33,054	64,380	66,295
Total net revenues	$225,792	$182,165	$418,457	$362,380

EBITDA (1):
Reported income (loss) from operations	$7,518	$(73,834)	$3,343	$(106,602)
Depreciation and amortization	27,476	32,242	50,431	62,453
Stock compensation expense	1,119	3,642	6,740	7,057
EBITDA	$36,113	$(37,950)	$60,514	$(37,092)

EBITDA by segment:
United States	$39,673	$(27,733)	$72,123	$(17,677)
International	(3,560)	(10,217)	(11,609)	(19,415)
EBITDA	$36,113	$(37,950)	$60,514	$(37,092)

After tax cash earnings (1):
Reported income (loss) before cumulative effect of accounting change	$21,394	$(48,524)	$31,869	$(60,010)
Depreciation and amortization	27,476	32,242	50,431	62,453
Stock compensation expense	1,119	3,642	6,740	7,057
Goodwill amortization of Yahoo! Japan equity investment	—	1,786	—	3,572
After tax cash earnings	$49,989	$(10,854)	$89,040	$13,072

Free cash flow (2):
After tax cash earnings	$49,989	$(10,854)	$89,040	$13,072
Noncash taxes	13,952	1,105	20,756	3,163
Earnings in equity interests	(5,500)	(2,500)	(9,800)	(4,900)
Minority interests in operations of consolidated subsidiaries	(139)	(233)	(351)	(462)
Change in working capital	20,007	(1,706)	24,245	30,355
Acquisition of property and equipment	(14,301)	(13,601)	(21,588)	(55,056)
Free cash flow	$64,008	$(27,789)	$102,302	$(13,828)

(1)           For the periods identified above, EBITDA includes the following significant pre-tax nonrecurring items:

Restructuring costs	$—	$40,700	$—	$40,700
Acquisition-related costs	—	4,750	—	4,750

In addition to the above, After tax cash earnings includes the following significant pre-tax nonrecurring items within Other income, net:

Investment gains (losses), net	$4,906	$3,032	$3,013	$(9,588)
Contract termination fees	—	—	2,504	9,000

(2)           Defined as After tax cash earnings before noncash taxes, earnings in equity interests, and minority interests in operations of consolidated subsidiaries and after the change in working capital and acquisition of property and equipment.

Yahoo! Inc.

Unaudited Consolidated Summary Balance Sheet Data

(in thousands)

	June 30, 2002	December 31, 2001
ASSETS
Cash, cash equivalents, and investments in marketable debt securities	$1,466,690	$1,471,993
Accounts receivable, net	86,340	68,648
Restricted investments	258,662	258,662
Property and equipment, net	135,653	131,648
Investments in marketable equity securities	6,392	34,852
Other assets, net	772,026	413,543
Total assets	$2,725,763	$2,379,346

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$271,740	$249,115
Deferred revenue	135,811	109,402
Other long term liabilities	89,694	23,806
Total liabilities	497,245	382,323

Minority interests in consolidated subsidiaries	29,655	30,006
Stockholders’ equity	2,198,863	1,967,017
	$2,725,763	$2,379,346

Yahoo! Inc.

Unaudited Consolidated Summary Cash Flows Data

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$21,394	$(48,524)	$(32,251)	$(60,010)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	27,476	32,242	50,431	62,453
Tax benefits from stock options	13,952	1,105	20,756	3,163
Noncash restructuring costs	—	11,659	—	11,659
Cumulative effect of accounting change	—	—	64,120	—
Earnings in equity interests	(5,500)	(714)	(9,800)	(1,328)
Minority interests in operations of consolidated subsidiaries	(139)	(233)	(351)	(462)
Change in long term deferred revenue	30,000	—	30,000	—
Other noncash items	(3,808)	567	3,675	19,619
Change in working capital	20,007	(1,706)	24,245	30,355
Net cash provided by (used in) operating activities	103,382	(5,604)	150,825	65,449

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(14,301)	(13,601)	(21,588)	(55,056)
Purchases of equity securities	—	(1,530)	—	(9,030)
Sales of equity securities	12,182	4,617	20,665	11,903
Increase in restricted cash and investments	—	—	—	(193,108)
Acquisitions, net of cash acquired	—	—	(189,168)	(9,771)
Net cash used in investing activities	(2,119)	(10,514)	(190,091)	(255,062)

CASH FLOWS FROM FINANCING ACTIVITIES AND OTHER:
Proceeds from issuance of Capital Stock, net	20,005	37,452	35,699	53,947
Other	11,474	3,492	(1,736)	4,107
Net cash provided by financing activities and other	31,479	40,944	33,963	58,054

Net change in cash, cash equivalents, and marketable debt securities	132,742	24,826	(5,303)	(131,559)
Cash, cash equivalents, and investments in marketable debt securities at beginning of period	1,333,948	1,502,281	1,471,993	1,658,666

Cash, cash equivalents, and investments in marketable debt securities at end of period	$1,466,690	$1,527,107	$1,466,690	$1,527,107